EXHIBIT (9)(A)


 ADMINISTRATION AGREEMENT WITH AMERICAN DATA SERVICES, INC. DATED JUNE 21, 1993






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                       ADMINISTRATIVE SERVICES AGREEMENT


     AGREEMENT dated June 21, 1993 by and between The WALL STREET FUND, INC., A Maryland corporation (the "Fund"), and AMERICAN DATA SERVICES, INC., a New York corporation (the "Administrator").


BACKGROUND

     WHEREAS, the Fund is a diversified open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Administrator is a corporation experienced in providing administrative services to mutual funds and possesses facilities sufficient to provide such services; and

     WHEREAS, the Fund desires to avail itself of the experience, assistance and facilities of the Administrator and to have the Administrator perform for the Fund certain services appropriate to the operations of the Fund and the Administrator is willing to furnish such services in accordance with the terms hereinafter set forth.


TERMS

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Fund and the Administrator hereby agree to the following:

1. DUTIES OF THE ADMINISTRATOR.
     The Administrator will provide the Fund with the necessary office space, communication facilities and personnel to perform the following services for the
Fund:

     (a) Monitor all regulatory (1940 Act and IRS) and prospectus restrictions for compliance;

     (b) Prepare and coordinate the printing of all share holder financial statements;

     (c) Prepare selected management reports for performance and compliance analyses as agreed upon by the Fund and Administrator from time to time;

     (d) Prepare selected financial data required for directors' meetings as agreed upon by the Fund and the Administrator from time to time and coordinate directors meeting agendas with legal counsel to the Fund;

     (e) Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund's independent public accountants;

     (f) Prepare the Fund's federal, state, and local tax returns to be reviewed by the Fund's independent public accountants;


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     (g) Prepare and maintain the Fund's operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate it's daily net asset value;

     (h) 1940 ACT filings -
           - Prepare the Fund's Form N-SAR reports;
           - Update all financial sections of the Fund's Statement Of Additional Information and coordinate its completion;
           - Update all financial sections of the Fund's
              prospectus and coordinate its completion;
           - Update all financial sections of the Fund's
              proxy statement and coordinate its completion;
           - Prepare an annual update to Fund's 24f-2 filing (if applicable);

     (i) Monitor services provided by the Fund's custodian bank as well as any other service providers to the Fund;

     (j) Answer inquiries from shareholders and broker/dealers on all Fund queries other than investment decisions, and maintain courtesy mailing lists;

     (k) Provide appropriate financial schedules (as requested by the Fund's independent public accountants or SEC examiners), coordinate the Fund's annual or SEC audit, and provide office facilities as may be required;

     (l) Attend management and board of directors meetings as requested; and

     (m) The preparation and filing (filing fee to be paid by the Fund) of applications and reports as necessary to register or maintain the Funds registration under the securities or "Blue Sky" laws of the various states selected by the Fund's Distributor. The Administrator shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.


2. COMPENSATION OF THE ADMINISTRATOR.

     In consideration of the services to be performed by the Administrator as set forth herein, the Administrator shall be entitled to receive compensation and reimbursement for all reasonable out-of-pocket expenses as may be agreed upon in writ ing from time to time between the Administrator and the Fund. The Fund agrees to pay the Administrator a fee as set out in the fee schedule attached to the FUND ACCOUNTING SERVICES AGREEMENT (executed in conjunction with this Agreement) as Schedule A.


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3. RESPONSIBILITY AND INDEMNIFICATION.

     (a) The Administrator shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund's independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of the Administrator, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

     (b) The Administrator shall not be liable to the Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder except as hereinafter set forth. Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund or its security holders to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties on behalf of the Fund, reckless disregard of the Administrator's obligations and duties under this Agreement or the willful violation of any applicable law.

     (c) Except as may otherwise be provided by applicable law, neither the Administrator nor its stockholders, officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to the Administrator by the Fund or its authorized agents or in connection with any error in judgment or mistake of law or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or negligence in the performance of its duties, by reason of reckless disregard of the Administrator's obligations and duties under this Agreement or the willful violation of any applicable law.


4. REPORTS.

     (a) The Fund shall provide to the Administrator on a quarterly basis a report of a duly authorized officer of the Fund representing that all information furnished to the Administrator during the preceding quarter was true, complete and correct to the best of its knowledge. The Administrator shall not be responsible for the accuracy of any information furnished to it by the Fund, and the Fund shall hold the Administrator harmless in regard to any liability incurred by reason of the inaccuracy of such information.



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     (b) The Administrator shall provide to the Board of Directors of the Fund, on a quarterly basis, a report, in such a form as the Administrator and the Fund shall from time to time agree, representing that, to its knowledge, the Fund was in compliance with all requirements of applicable federal and state law, including without limitation, the rules and regulations of the Securities and Exchange Commission and the Internal Revenue Service, or specifying any instances in which the Fund was not so in compliance. Whenever, in the course of performing its duties under this Agreement, the Administrator determines, on the basis of information supplied to the Administrator by the Fund, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, could occur, the Administrator shall promptly notify the Fund and its counsel of such violation.


5. ACTIVITIES OF THE ADMINISTRATOR.
     The Administrator shall be free to render similar services to others so long as its services here-in-under are not impaired thereby.


6. RECORDS.
     The records maintained by the Administrator shall be the property of the Fund, and shall be made available to the Fund promptly upon request by the Fund in the form in which such records have been maintained or preserved. The Administrator shall upon approval of the Fund assist the Fund's independent auditors, or, any regulatory body, in any requested review of the Fund's accounts and records. The Administrator shall preserve the records in its possession (at the expense of the Fund) as required by Rule 31a-1 of the 1940 Act.

7. CONFIDENTIALITY.
     The Administrator agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and such information shall not be disclosed to any person except as may be authorized by the Fund.

8. DURATION AND TERMINATION OF THE AGREEMENT.
     This Agreement shall become effective as of the date hereof and shall remain in force for a period of three (3) years, provided however, that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon ninety (90) days prior written notice.

     Upon termination of this Agreement in accordance with the foregoing, the Administrator shall deliver to the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.


9. ASSIGNMENT.
     This Agreement shall extend to and shall be binding


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upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of the Administrator, or by the Administrator without the prior written consent of the Fund.


10. GOVERNING LAW.
     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.


11. AMENDMENTS TO THIS AGREEMENT.
     This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.


12. NOTICES.
     All notices and other communications hereunder shall be in writing, shall be deemed to have been given when delivered in person or by certified mail, return receipt request ed, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:                                      To the Administrator:
Mr. Robert P Morse                                Mr. Michael Miola
President                                         President
The Wall Street Fund, Inc.                        American Data Services, Inc.
230 Park Avenue                                   755 New York Avenue
New York, New York  10169                         Huntington, New York  11743


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


THE WALL STREET FUND, INC.                        AMERICAN DATA SERVICES, INC.
Robert P. Morse                                   Michael Miola
President                                         President